Exhibit 3.4

SOSID: 730831
Date Filed: 6/17/20043:19:00 PM
Elaine F. Marshall
North Carolina Secretary of State
C200416900240

State of North Carolina
Department of the Secretary of State

Limited Liability Company

ARTICLES OF ORGANIZATION

Pursuant to §57C-2-20 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Organization for the purpose of forming a limited liability company.

1.	The name of the limited liability company is: JTT/Scenic Holdings. LLC

2.	If the limited liability company is to dissolve by a specific date, the latest date on which the limited liability company is to dissolve: (If no date for dissolution is specified, there shall be no limit on the duration of the limited liability company.) _None _________________

3.
The name and address of each person executing these articles of organization is as follows: (State whether each person is executing these articles of organization in the capacity of a member, organizer or both).

Albert L. Sneed, Jr., Organizer
Post Office Box 7376
Asheville. North Carolina 28802-7376

4.	The street address and county of the initial registered office of the limited liability company is:

Number and Street 11 North Market Street

City, State, Zip Code Asheville. North Carolina 28801   County    Buncombe

5.	The mailing address, if different from the street address, of the initial registered office is:

Post Office Box 7376. Asheville. North Carolina 28802

6.	The name of the initial registered agent is: _Albert_Sneed,_Jr.______________________

7.	Principal office information: (Select either a or b.)

a. ☐ The limited liability company has a principal office.

The street address and county of the principal office of the limited liability company is;

Number and Street 1 Towne Square. Suite 347
City, State, Zip Code Asheville. North Carolina 28803 County Buncombe

The mailing address, if different from the street address, of the principal office of the corporation is:

Post Office Box 910. Skyland. North Carolina 28732

b. ☐ The limited liability company does not have a principal office.

8.  Check one of the following:

  ✓   (i) Member-managed LLC: all members by virtue of their status as members shall be managers of this limited liability company.

___ (ii) Manager-managed LLC: except as provided by N.C.G.S. Section 57C-3-20(a), the members of this limited liability company shall not be managers by virtue of their status as members.

9.  Any other provisions which the limited liability company elects to include are attached.

10.  These articles will be effective upon filing, unless a date and/or time is specified:

This is the  10  day of June_________  , 2004.

JTT/SCENIC HOLDINGS, LLC

/s/ Albert L. Sneed, Jr.

Albert L. Sneed, Jr., ORGANIZER
Type or Print Name and Title

NOTES:
1.  Filing fee is $125. This document must be filed with the Secretary of State.

CORPORATIONS DIVISION                                                                                      P.O. Box 29622                                                                                   RALEIGH, NC 21626-0622

ARTICLES OF ORGANIZATION
JTT/SCENIC HOLDINGS, LLC

ATTACHED STATEMENT
PARAGRAPH 9

In accordance with the provisions of N.C.G.S. § 57C-3-05, all agreements of the Members constituting the "Operating Agreement" of the Company shall be in writing .The "Operating Agreement" shall not include oral agreements of the Members. Until such time as a written Operating Agreement of the Company is effectively executed, or if at any time, a written Operating Agreement is not in effect, except as otherwise indicated by these Articles of Organization, the operations of the Company shall be governed by the North Carolina Limited Liability Company Act and not by any oral agreements between the Members.